                                   EXHIBIT 3.2

                    AMENDMENT OF ARTICLES OF INCORPORATION OF

        INNOVATIVE TRACKING SOLUTIONS CORPORATION, A DELAWARE CORPORATION

                               DATED MAY 21, 1997

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/21/1997
971166640 - 2659172

                     AMENDMENT TO ARTICLES OF INCORPORATION

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

Innovative Tracking Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:        That at a meeting of the Board of Directors of Innovative Tracking
Solutions Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and resolution setting forth the proposed amendment is as follows:

RESOLVED:     That the Certificate of Incorporation of this corporation be amended by deleting the Heading,. Article(s) Ninth and changing Article(s) Fourth, Seventh, and Eighth so that the document shall read as follows:

FOURTH:       The amount of the total authorized capital stock of this
corporation is (ten million) 10,000,000 shares of $.001 Par Value.

SEVENTH:      The Directors shall have power to make and to alter or amend the
By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this corporation, except as conferred by the law or the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any purpose and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

EIGHTH:       Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

SECOND:       That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of this amendment.

THIRD:        That said amendment was fully adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:       That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Dianna Namisniak its authorized officer, this 9th day of May, 1997.

                                             /s/ DIANNA NAMISNIAK
                                             --------------------

                                             Dianna Namisniak
                                             Authorized Officer